Ex-8(x)(i)
AMENDMENT TO AGREEMENT
Effective as of October 01, 2010
     Amendment to the December 08, 1995 Agreement (“Agreement”) among BLACKROCK ADVISORS, LLC (“BAL”) the investment advisor to the BlackRock Variable Series Funds, Inc. (“the Fund”), and ANNUITY INVESTORS LIFE INSURANCE COMPANY (“The Insurer”).
WHEREAS, the Insurer and BAL have entered into the Agreement to provide for the payment of compensation to the Companies for certain operational and recordkeeping services, including but not limited to those services listed in the Agreement; and
WHEREAS, the Companies and BAL now desire to amend the aforesaid Agreement.
NOW, THEREFORE, in consideration of the above premises, the Insurer and BAL hereby agree:
AMENDMENT
The parties to the Agreement hereby agree to amend the Agreement as follows:
Section 1: Administrative Expense Payments
Schedule B is amended to exclude the BlackRock Money Market V.I. Fund in the calculation of operational and recordkeeping fees paid to Insurer.

FUND NAME	CLASS	CUSIP	TICKER
BlackRock Money Market V.I. Fund	I	09253L876	DMMKI
To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.
IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

BLACKROCK ADVISORS, LLC			ANNUITY INVESTORS LIFE INSURANCE COMPANY

By:	/s/ Brian Schmidt		By:	/s/ John P. Gruber
	Name:	Brian Schmidt		Name:	John P. Gruber
	Title:	Managing Director		Title:	Senior Vice President